Exhibit 99.1

Transactions involving shares of Common Stock of the Issuer during the past 60 days

On March 29, 2017, the Reporting Person transferred by gift (i) 1,000,000 shares to a charitable organization and (ii) 2,000,000 shares to trusts organized exclusively for charitable purposes.